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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

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                                   FORM 8-K

                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


 Date of Report (Date of earliest event reported):  MARCH 20, 1997



                             ALLEGIANT BANCORP, INC.
             (Exact name of registrant as specified in its charter)


     MISSOURI                  0-26350                  43-1519382
   (State or other          (Commission File          (I.R.S. Employer
   jurisdiction of               Number)                Identification
    organization)                                          Number)


          7801 FORSYTH BOULEVARD
           ST. LOUIS, MISSOURI                            63105
 (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code:  (314) 726-5000

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ITEM 5.    OTHER EVENTS.

            Allegiant Bancorp, Inc., a Missouri corporation ("Allegiant"), executed an Agreement and Plan of Merger (the "Merger Agreement") dated March 20, 1997 with Reliance Financial, Inc., a Delaware corporation ("Reliance"), whereby Allegiant will acquire Reliance through the merger of Reliance with and into Allegiant (the "Merger"). Allegiant, a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and Reliance, a savings and loan holding company registered under the Home Owners' Loan Act of 1933, as amended, had total assets of approximately $377.6 million and $31.7 million, respectively, as of December 31, 1996.

            The Merger Agreement provides that the consummation of the Merger is subject to the satisfaction or waiver, if applicable, of certain conditions precedent, including (i) the requisite approval of the Merger Agreement by the shareholders of Allegiant (the "Allegiant Shareholders") and the stockholders of Reliance (the "Reliance Stockholders"), (ii) the requisite approval of the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision and any other required banking authorities,
(iii) the written opinion of counsel with respect to the tax-free nature of the Merger to holders of Reliance common stock (other than cash paid in lieu of fractional shares and to stockholders who perfect their appraisal rights pursuant to Delaware law), (iv) the receipt by each of Allegiant and Reliance of a written fairness opinion from its respective independent financial advisor, and (v) all material consents or approvals of governmental agencies or bodies required in connection with the Merger. Any of the conditions to the Merger, other than the requirements of approval by (a) the Allegiant Shareholders, (b) the Reliance Stockholders and (c) the regulatory authorities, may be waived by the parties. The consummation of the Merger will occur after the satisfaction or waiver of all of the conditions precedent to the Merger and the Merger will become effective upon the later of (y) filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (z) the issuance of a Certificate of Merger by the Office of the Secretary of State of the State of Missouri (the "Effective Time").

            At the Effective Time, and subject to certain adjustments, each outstanding share of Reliance common stock held by the Reliance Shareholders immediately prior to the Effective Time will automatically be converted into the right to receive 1.6741 shares of Allegiant common stock, subject to downward adjustment if Allegiant's average stock price is greater than $14.50 per share during a specified period prior to the closing of the transaction.


            Concurrent with the execution of the Merger Agreement, Allegiant and Reliance entered into a Stock Option Agreement (the "Option Agreement") pursuant to which Reliance issued Allegiant an option (the "Option") to purchase up to 46,775 shares of Reliance common stock at an exercise price of $16.00 per share (the "Option Price"). The Option was granted by Reliance as a condition of and in consideration for Allegiant's entering into the Merger Agreement.

            The occurrence of certain events described below could cause the Option to become exercisable, which could significantly increase the cost to a potential acquiror of acquiring Reliance compared to the cost had the Option Agreement not been entered into. Consequently, the Option may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring Reliance (or a significant interest in Reliance) from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Reliance common stock than the price per share as provided by the Merger Agreement, or may result in a potential acquiror proposing to pay a lower per share price than it might otherwise have proposed to pay.

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            The maximum number of shares issuable pursuant to the Option would represent 9.9% of the issued and outstanding shares of Reliance common stock upon exercise of the Option. In the event Allegiant acquires shares pursuant to the Option, it could vote those shares in the election of directors of Reliance and other matters requiring a stockholder vote, thereby potentially having a material impact on the outcome of such matters.

            If not then in material breach of the Merger Agreement, Allegiant may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) has occurred; provided, however, that (i) to the extent the Option has not been exercised, it will terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, and (B) the termination of the Merger Agreement in accordance with its terms, provided that if the Merger Agreement is terminated, as specified in the Option Agreement, the Option would be exercisable until the date that is 12 months following such termination, (ii) if the Option cannot be exercised on such day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option will expire on the 30th business day after such injunction, order or restraint has been dissolved or when such injunction, order or restraint has become permanent and no longer subject to appeal, as the case may be and (iii) any such exercise will be subject to compliance with applicable law, including the Bank Holding Company Act of 1956, as amended, and the Home Owners Loan Act.

            "Purchase Event" means any of the following events: (i) Reliance or any of its subsidiaries, without having received prior written consent from Allegiant, enters into, authorizes, recommends, proposes or publicly announces its intention to enter into, authorize, recommend or propose an agreement, arrangement or understanding with any person (other than Allegiant or any of its subsidiaries) to (A) effect a merger, consolidation or similar transaction involving Reliance or any of its subsidiaries, (B) purchase, lease or otherwise acquire 15% or more of the assets of Reliance or any of its subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership of securities representing 20% or more of the voting power of Reliance or any of its subsidiaries; (ii) any person (other than Allegiant or any subsidiary of Allegiant, or Reliance or any subsidiary of Reliance in a fiduciary capacity) acquires beneficial ownership or the right to acquire beneficial ownership of 30% or more of the voting power of Reliance; or (iii) the holders of Reliance common stock do not approve the Merger Agreement at the Special Meeting of Stockholders (as defined in the Merger Agreement), the Special Meeting of Stockholders is not held or is cancelled prior to termination of the Merger Agreement in accordance with its terms or Reliance's Board of Directors withdraws or modifies in a manner adverse to Allegiant the recommendation of Reliance's Board of Directors with respect to the Merger Agreement, or shall not have recommended to the stockholders of Reliance the adoption of the Merger Agreement, in each case after an Extension Event.

            "Extension Event" means any of the following events: (i) a Purchase Event; (ii) any person (other than Allegiant or any of its subsidiaries) "commences" (as such term is defined in Rule 14d-2 under the
Act), or files a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase shares of Reliance common stock such that, upon consummation of such offer, such person would have beneficial ownership or the right to acquire beneficial ownership of 30% or more of the voting power of Reliance for a value per share of Reliance common stock in excess of $16.00; or (iii) any person (other than Allegiant or any subsidiary of Allegiant, or Reliance or any subsidiary of Reliance in a fiduciary capacity) publicly announces its willingness, or publicly announces a proposal, or publicly discloses an intention to make a proposal, (x) to make an offer described in clause (ii) above or (y) to engage in a transaction described in clause (i) above at a price per share of Reliance common stock in excess of $16.00.

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            Subject to extension as provided in the Option Agreement, after a
Purchase Event and prior to termination of the Option, subject to regulatory approval, Reliance is required, upon Allegiant's request, to repurchase the Option with respect to any unexercised share and/or the shares of Reliance common stock purchased pursuant to the exercise of the Option from Allegiant, at a price based on the market price or the highest price per share at which a tender or exchange offer has been made for shares of Reliance common stock (the "Market Price"), in the case of a repurchase of shares purchase pursuant to the exercise of the Option, or the amount by which the Market Price exceeds the Option Price, in the case of a repurchase of the Option.

            The parties anticipate consummating the Merger on or before September 30, 1997.


ITEM 7.    EXHIBITS

            99.1  Press Release dated March 20, 1997

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                                 SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, Allegiant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 31, 1997

                                       ALLEGIANT BANCORP, INC.



                                       By   /s/ Shaun R. Hayes
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                                         Shaun R. Hayes, President


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
                                EXHIBIT INDEX

Exhibit No.                       Description
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
99.1                    Press Release dated March 20, 1997.


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